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EXHIBIT 11

        CFM TECHNOLOGIES, INC.

       EARNINGS PER COMMON SHARE

        (Amounts in thousands,
         except per share data)
              (unaudited)
                                                 Three Months Ended          Nine Months Ended
                                                     July 31,                    July 31,
                                              ---------------------       ---------------------
                                                1997         1996           1997           1996
                                              ---------    ---------      ---------      ---------

Net income                                    $  2,381     $     633      $   5,735      $   1,984
                                              =========    =========      =========      =========

Average number of common shares outstanding      7,867         4,844          7,123          4,143

Adjustment for assumed conversion
   of stock options                                487           180            447            157
Adjustment for cheap stock (treasury method)                      25

                                              ---------     ---------      ---------      ---------
Average number of common shares outstand         8,354         5,016          7,570          4,339
                                              =========     =========      =========      =========

Earnings per common share                      $  0.29      $  0.13         $  0.76        $  0.46
                                              =========    =========       =========      =========


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